Exhibit 10.17

[DATE]

[NAME]

[ADDRESS]

Re:     Change in Control and Severance Agreement

Dear [NAME]:

OncoMed Pharmaceuticals, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of the Company’s key management personnel. In this regard, the Compensation Committee of the Company’s Board of Directors recognizes that the possibility of an involuntary termination of employment as well as a change in control of the Company may exist and the uncertainty and questions that such concerns may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

In order to induce you to remain in its employ, the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall be entitled to receive the benefits set forth in this Agreement in the event of a change in control of the Company or a termination of your employment with the Company under the circumstances described below.

1.        Definitions. For purposes of the Agreement, the following terms shall have their respective meanings set forth below:

 (a)        “Cause” shall mean any of the following: (i) your intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any agreement between you and the Company, (iii) your material failure to comply with the Company’s written policies or rules, (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (v) your gross negligence or willful misconduct in the performance of duties to the Company that is not cured within thirty (30) days after you are provided with written notice thereof.

 (b)        “Change in Control” shall mean any of the following types of transactions: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the

800 Chesapeake Drive Redwood City, CA 94063 Phone: 650-995-8200 Fax: 650-298-8600 www.oncomed.com

Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (each, a “Transaction”), wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or the successor entity, or, in the case of a Transaction described in (iii), the corporation or other entity to which the assets of the Company were transferred, as the case may be.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion).

 (c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

 (d) “Covered Termination” shall mean either (i) an involuntary termination of your employment by the Company other than for Cause, or (ii) your voluntary termination of employment with the Company for Good Reason, provided that the termination constitutes a Separation from Service.

 (e) “Good Reason” shall mean your resignation due to any of the following events which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material diminution of your title, authority, responsibilities, duties, base pay or bonus, (ii) a material change in the geographic location at which you must perform services for the Company of at least 35 miles, (iii) a material reduction in the right to participate in the benefit programs in which you were previously participating, (iv) a material breach by the Company of an employment agreement between you and the Company or (v) a failure of the Company to have a successor assume its obligations under an employment agreement between you and the Company (each of (i), (ii), (iii), (iv) and (v) a “Good Reason Condition”). In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason Condition within 90 days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of 30 days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, you may resign based on the Good Reason Condition specified in the notice of termination effective no later than 180 days following the initial existence of such Good Reason Condition.

 (f)        “Separation from Service” shall mean your termination of employment or service which constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

2.        Acceleration of Vesting Upon a Change in Control. In the event of a Change in Control which occurs prior to your termination of employment with the Company, you shall become vested (immediately prior to the Change in Control) with respect to twenty-five percent (25%) of the unvested portion of any options to purchase the Company’s common stock that you then hold and/or the immediate lapsing of restrictions with respect to twenty-five percent (25%) of the any Company restricted stock or other equity-based awards that you then hold. Such options, restricted stock and other equity-based awards shall then continue to vest, up to 100%, in accordance with the vesting schedule applicable to such award prior to the Change in Control without regard to the acceleration provided by the preceding sentence.

3.        Termination Prior to a Change in Control or More than 12 Months Following a Change in Control. If there is a Covered Termination which occurs prior to a Change in Control or more than twelve (12) months following a Change in Control, and you execute and do not revoke a Release as described in Section 5 below, then you shall be entitled to severance payments of six (6) months of your then-current annual base salary (commencing as of the termination date), which payments shall be paid in accordance with the Company’s normal payroll procedures, except that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the date on which the Release becomes irrevocable (the “First Payment Date”) shall be made on the First Payment Date.

4.        Termination Within 12 Months After a Change in Control. If there is a Covered Termination which occurs within twelve (12) months after a Change in Control, and you execute and do not revoke a Release as described in Section 5 below, then the Company shall provide you with the following benefits:

(a)        severance payments of twelve (12) months of your then-current annual base salary (commencing as of the termination date), which payments shall be paid in accordance with the Company’s normal payroll procedures, except that any payments that would otherwise have been made before the First Payment Date shall be made on the First Payment Date;

(b)        an amount equal to your target annual bonus for the fiscal year during which the Covered Termination occurs, prorated to reflect your actual period of service completed during the fiscal year through the date of termination, with such bonus determined based on deemed achievement of all of the performance objectives for such fiscal year (subject to Section 6, the severance benefits contemplated by this Section 4(b) shall be paid in cash in a lump sum as soon as practicable following the First Payment Date);

(c)        immediate vesting of all of the unvested shares subject to your outstanding options to purchase the Company’s common stock and the immediate lapsing of any vesting restrictions on any Company restricted stock or other equity-based awards that you hold as of the date of such Covered Termination (the acceleration of vesting of stock options and restricted stock described in this section shall be effective as of the date of the Covered Termination); and the Company shall pay the group health, dental and vision plan continuation coverage premiums for you and, if applicable, your covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for twelve (12) months from the date of your Covered Termination, or if earlier, until the date upon which you commence employment with another employer and become eligible for coverage under such other employer’s plan.

5.        Release. As a condition to your receipt of any benefits described in Section 3 or Section 4, you will be required to execute a release of all claims arising out of your employment with the Company or the termination thereof, in a form reasonably acceptable to the Company (the “Release”) within fifty (50) days following your termination date and not revoke such Release within any period permitted under applicable law. Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution but shall exclude any continuing obligations the Company may have to you following the date of termination under this Agreement or any other agreement providing for obligations to survive your termination of employment.

6.        Section 409A. Notwithstanding any provision to the contrary in this Agreement, if you are deemed at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service or (b) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 6 shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive the installment payments payable pursuant to Section 3 or Section 4 (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

7.        Withholding. Any amounts payable pursuant to this Agreement shall be subject to any federal, state, local, or other income or employment taxes that the Company is required to withhold pursuant to any law or government regulation or ruling.

8.        Binding Agreement.

(a)        The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets.

(b)        This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

9.        Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings of the parties hereto with respect to the subject matter contained herein, including, without limitation, any prior change in control agreements.

10.        At-Will Employment. Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.

11.        Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(Signature Page Follows)

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,

ONCOMED PHARMACEUTICALS, INC.

BY:

Agreed and Accepted, this              day of                                 , 20    .

[OFFICER]

ONCOMED PHARMACEUTICALS, INC.

SUMMARY OF MATERIAL TERMS OF

VESTING AND SEVERANCE BENEFITS

(Adopted July 30, 2009)

	CEO	Other Executives[1]	Rank and File
Standard Vesting of Stock Awards	5 year vesting (Initial grants – 20% after one year and monthly over the subsequent 4 years; Subsequent grants – monthly over 5 years)
Change in Control – Single trigger: occurrence of a Change in Control	25% of accelerated vesting	25% of accelerated vesting	None
Change in Control – Double trigger: termination without cause or resignation for “good reason”[2] following a Change in Control	100% of stock award vests	100% of stock award vests	25% of stock award vests
Severance – Salary/Bonus	Following a termination without cause (regardless of whether it is in connection with a Change in Control), 12 months of salary and prorated target bonus. Also 12 months of salary and prorated target bonus upon resignation for “good reason” following a Change in Control	12 months of salary and
prorate of bonus
if terminated without
cause or resign for “good
reason” in connection with a
Change in Control.

Salary adjusted to 6 months
if termination without cause
or resign for “good reason”.

1 week of salary for each year of service to Oncomed (not to exceed 3 months of salary per person) following a termination without cause or resignation for “good reason” following a Change in Control.
Benefits Continuation	12 months upon termination without cause or resignation for “good reason” following a Change in Control	12 months upon termination without cause or resignation for “good reason” following a Change in Control	None, except for Chartier, who gets 12 months upon termination without cause or resignation for “good reason” following a Change in Control

1        Other Executives shall mean all Vice Presidents and other officers who are senior to Vice Presidents.

2        A resignation for “good reason” generally means an employee’s voluntary termination of employment within a short period following adverse action by the Company. Typically this would include (i) a material reduction in title, authority, responsibilities, duties, base pay or bonus, (ii) a relocation of the employee’s workplace of more than a specified distance (e.g. 35 or 50 miles) from the prior workplace, (iii) a material reduction in the right to participate in benefit programs in which the employee was previously participating, (iv) a material breach of an employment agreement by the Company or (v) a failure of the Company to have a successor assume its obligations under an employment agreement.